SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro, San Rafael, California	94901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Between March 13 and March 15, 2013, BioMarin Pharmaceutical Inc. (the “Company”) entered into agreements with seven of its existing holders of its 1.875% Senior Subordinated Convertible Notes due 2017 (the “Notes”), pursuant to which such holders have converted approximately $139.2 million face amount of the Notes, in accordance with their terms, into approximately 6.8 million shares of the Company’s common stock, par value $.001 per share. In addition to issuing the requisite number of shares of common stock of the Company required pursuant to the Notes, the Company also made varying cash payments to each of the holders, which totaled approximately $7.8 million, in the aggregate. This is approximately $3.9 million less than the total future interest payments that would have been paid on these notes through maturity. The issuance of the common stock of the Company upon conversion of the Notes was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof, as the conversion of the Notes into common stock of the Company was made by the Company with its existing security holders exclusively in a series of privately negotiated transactions where no commission or other remuneration was paid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: March 18, 2013	By:	/s/ G. Eric Davis
G. Eric Davis Senior Vice President, General Counsel